EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
COEUR SHAREHOLDERS APPROVE $1.1 BILLION MERGER WITH BOLNISI GOLD AND PALMAREJO SILVER AND GOLD, CREATING WORLD’S LEADING SILVER COMPANY
Transaction Expected to Close by Year-End
COEUR D’ALENE, Idaho, December 7, 2007 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX: CDM) today announced that its shareholders have overwhelmingly approved the proposals related to the acquisitions of Bolnisi Gold NL (ASX: BSG) and Palmarejo Silver and Gold Corporation (TSX-V: PJO) at a Special Meeting held this afternoon in Coeur d’Alene, Idaho.
“We are extremely pleased with the outcome of today’s vote and the addition to Coeur of the Palmarejo silver and gold project, which is expected to increase company-wide silver production to nearly 30 million ounces by 2009, and at very low costs.” said Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer. “The addition of the Palmarejo project to the company’s existing asset mix will transform Coeur into a high-growth, low-cost, long-life, and sustainable world-leading silver company with exciting exploration potential. We would like to thank our shareholders for their support and we look forward to delivering the benefits of this transaction.”
The final tabulation indicates that more than 88% of the shares voted were cast in support of the proposals on which the company’s shareholders were asked to vote. Earlier this week, shareholders for both Bolnisi and Palmarejo voted overwhelmingly in favor of the transaction.
As a result of this transaction, Coeur’s Australian-listed CHESS Depositary Interests (CDIs) (ASX:CXC) will be added to Australia’s S&P/ASX 200 indices.
The Palmarejo project is expected to begin production in early 2009 at an annualized rate of approximately 10.4 million ounces of silver and 115,000 ounces of gold per year with cash costs, net of gold bi-product, of an estimated ($0.41) per ounce of silver and an initial mine life of nine years. Exploration continues on the large land package, with current measured and indicated mineral resources of 88.7 million silver ounces and 1.0 million measured and indicated gold ounces and an additional 61.4 million ounces of inferred silver mineral resources and 0.7 million inferred gold ounces.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Mexico, Nevada, and Tanzania.

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the terms and conditions of the proposed transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur, Bolnisi or Palmarejo, as the case may be. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur, Bolnisi or Palmarejo, as the case may be, believes is reasonable, but involve significant uncertainties affecting the business of Coeur, Bolnisi or Palmarejo, as the case may be, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and Palmarejo’s Annual Information Form. Additionally, there are risks that the parties will not proceed with the proposed transaction, that the ultimate terms of the proposed transaction will differ from those that currently are contemplated, and that the proposed transaction will be not be successfully completed for any reason (including the failure to obtain the required approvals or clearances from regulatory authorities). Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur, Bolnisi and Palmarejo disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur, Bolnisi and Palmarejo undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, Bolnisi and Palmarejo, their financial or operating results or their securities or the proposed transaction.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of mineral reserves reported in this document was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.
Contact
Director — Investor Relations
Tony Ebersole, 208-665-0777
Senior Vice President — Corporate Development
Mitchell J. Krebs, 888-545-1138
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